Exhibit 99.1

Mymetics reclaims innovative intra-nasal influenza vaccine

Epalinges, Switzerland, 4 October 2011 – Mymetics Corporation, a pioneer in the development of vaccines that use the human mucosal system, the body’s first line of defense, to prevent transmission of infectious diseases, announced today that it has been able to regain its innovative intra-nasal influenza vaccine from Solvay.

Ronald Kempers, CFO of Mymetics, commented: “We strongly believe in the intra-nasal flu vaccine and are delighted to have this important vaccine back in our vaccine portfolio which can provide Mymetics new opportunities to develop strategic partnerships with established and emerging vaccine producers”.

“We believe that the good immune response developed by this inactivated non adjuvanted nasal vaccine and its ease of use will allow us to improve the immunization of children and the elderly,” said Jacques-François Martin, the CEO of Mymetics.

Mymetics’ had licensed its intra-nasal flu vaccine to Solvay which had developed the vaccine successfully until 2008, including the completion of a successful Phase I. Intranasal vaccination was found to be safe and well tolerated, and resulted in antibodies in the blood that exceeded the CHMP (Committee for Medicinal Products for Human Use) criteria for injected influenza vaccines.

A change in strategy and reprioritization at Solvay and the sale of Solvay Biologicals to Abbott Laboratories in 2010 resulted in Solvay suspending its development of Mymetics’ innovative and promising intra-nasal vaccine product.

Mymetics has now been able to reclaim the intra-nasal flu vaccine product including all the clinical trial data, which will allow it to develop the vaccine further in the clinic and bring it to market with different strategic partners.

About Mymetics
Mymetics Corporation is a Swiss-based biotechnology company registered in the US (OTC BB: MYMX) developing next-generation preventative vaccines for infectious diseases. Mymetics’ core technology and expertise are in the use of virosomes, lipid-based carriers containing functional fusion viral proteins, in combination with rationally designed antigens. The company’s vaccines are designed to induce protection against early transmission and infection, focusing on the mucosal immune response as a first-line defense, which for some pathogens may be essential for the development of an effective prophylactic vaccine. Mymetics currently has five vaccines in its pipeline: HIV-1/AIDS, Influenza, Respiratory Syncytial Virus, Malaria and Herpes Simplex Virus. The company’s HIV-1 vaccine has completed a Phase I clinical trial in healthy human volunteers. A Phase 1b clinical trial for its Malaria vaccine on children in Tanzania has been completed, while RSV and HSV vaccine candidates are in the preclinical phase. For further information, please visit www.mymetics.com.

Contact
Ronald Kempers
CFO and COO
Mymetics Corporation
Tel: +41 21 653 4535

Media
Christophe Lamps
Senior Partner
Dynamics Group
Mobile: + 41 79 476 26 87
Email: cla@dynamicsgroup.ch

Forward-looking statements
The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements, which are identified by the words "believe," "expect," "anticipate," "intend," "plan" and similar expressions. The statements contained herein which are not based on historical facts are forward-looking statements that involve known and unknown risks and uncertainties that could significantly affect our actual results, performance or achievements in the future and, accordingly, such actual results, performance or achievements may materially differ from those expressed or implied in any forward-looking statements made by or on our behalf. These risks and uncertainties include, but are not limited to, risks associated with our ability to successfully develop and protect our intellectual property, our ability to raise additional capital to fund future operations and compliance with applicable laws and changes in such laws and the administration of such laws. See Mymetics' most recent Form 10-K for a discussion of such risks, uncertainties and other factors. Readers are cautioned not to place undue reliance on these forward- looking statements which speak only as of the date the statements were made.